[UBS LOGO]                                        Issuer Free Writing Prospectus
                                                  Filed pursuant to Rule 433
                                                  Registration Number 333-132747
                                                  Dated September 1, 2006

UBS AG Contingent Protection Notes
Linked to the Rogers International Commodity Index(R) Excess Return(SM)

OFFERING GROWTH POTENTIAL WITH CONTINGENT PRINCIPAL PROTECTION

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INDICATIVE TERMS
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 Issuer                  UBS AG
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 Issue Price             $10 per Note
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 Underlying Index        Rogers International Commodity Index(R) Excess
                         Return(SM)
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 Term                    3 years
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 Payment at              If the closing level of the Index has not declined
 Maturity                below the Loss of Protection Level for two consecutive
 (per $10.00             days during the term of the Notes, you will receive a
 invested)               cash payment per $10 principal amount of your Notes
                         equal to the greater of the Redemption Amount and $10.

                         If the closing level of the Index has declined below the Loss of Protection Level for two consecutive days during the term of the Notes, you will receive a cash payment per $10 principal amount of your Notes equal to the Redemption Amount, which will be greater than $10 if the Index Ending Level is greater than the Index Starting Level and less than $10 if the Index Ending Level is less than the Index Starting Level.

                         THE LIKELIHOOD OF THE CLOSING LEVEL OF THE INDEX DECLINING BELOW THE LOSS OF PROTECTION LEVEL FOR TWO CONSECUTIVE DAYS DURING THE TERM OF THE NOTES WILL DEPEND IN LARGE PART ON THE VOLATILITY OF THE INDEX -- THE FREQUENCY AND MAGNITUDE OF CHANGES IN THE LEVEL OF THE INDEX. SINCE ITS INCEPTION, THE INDEX HAS EXPERIENCED SIGNIFICANT VOLATILITY.
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 Loss of Protection      __, which is 25% below the Index Starting Level
 Level:
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Redemption Amount:       $10 + ($10 x Participation Rate x Index Return)
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Participation Rate:      If the Index Return is positive, the Participation Rate
                         will be between 116% and 128%, to be determined on September 22, 2006 (the "trade date"). If the Index Return is negative, the Participation Rate will be 1.
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 Index Return            Index Ending Level - Index Starting Level
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                                     Index Starting Level
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 Index Starting Level    The closing level of the Index on the Trade Date
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 Index Ending Level      The closing level of the Index on the Final Valuation
                         Date
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 Trade Date*             September 22, 2006
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 Settlement Date*        September 29, 2006
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 Final Valuation         September 24, 2009
 Date*
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 Maturity Date*          September 30, 2009
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PRODUCT DESCRIPTION
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Contingent Principal Protection Notes offer participation in the potential appreciation of the Rogers International Commodity Index(R) Excess Return(SM) as well as contingent principal protection. Contingent principal protected investments issued by UBS can help reduce portfolio risk while maintaining an exposure to commodities. The contingent principal protection feature only applies if the Index has not declined below the Loss of Protection Level for two consecutive days during the term of the Notes.

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BENEFITS
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o    Growth Potential: Investors fully participate in any potential appreciation of the Index.

o Contingent Principal Protection of Capital: Investors' principal will be protected unless the closing level of the Index declines below the Loss of Protection Level for two consecutive days during the term of the Notes.

o    Tax Efficient: Should receive long term treatment if held over 1 year*

o Diversification: Provides portfolio exposure to 35 futures contracts on physical commodities.

*    UBS AG and its subsidiaries and affiliates do not provide tax advice

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SCENARIO ANALYSIS AT MATURITY
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ASSUMPTIONS: THE FOLLOWING EXAMPLES ILLUSTRATE THE HYPOTHETICAL PERFORMANCE OF
THE NOTES AT MATURITY BASED ON A PARTICIPATION RATE OF 120% (INDICATIVE, TO BE SET ON THE TRADE DATE) AND THE ASSUMPTIONS DESCRIBED BELOW.

EXAMPLE 1: INDEX RETURN IS 50% AND THE CLOSING LEVEL OF THE INDEX HAS DECLINED BELOW THE LOSS OF PROTECTION LEVEL FOR TWO CONSECUTIVE DAYS DURING THE TERM OF THE NOTES, THE CASH PAYMENT AT MATURITY PER $10.00 NOTE WILL BE EQUAL TO:

  $10 + ($10 x Participation Rate x Index Return)
= $10.00 + ($10 x 120% x 50%)
= $16.00

INVESTOR RECEIVES $16.00 AT MATURITY FOR EACH NOTE (A 60% TOTAL RETURN ON INVESTMENT).

EXAMPLE 2: INDEX RETURN IS -50% AND THE CLOSING LEVEL OF THE INDEX HAS DECLINED BELOW THE LOSS OF PROTECTION LEVEL FOR TWO CONSECUTIVE DAYS DURING THE TERM OF THE NOTES, THE CASH PAYMENT AT MATURITY PER $10.00 NOTE WILL BE EQUAL TO:

  $10 + ($10 x Participation Rate x Index Return)
= $10.00 + ($10 x 1 x -50%)
= $5.00

INVESTOR RECEIVES $5.00 AT MATURITY FOR EACH NOTE (A 50% LOSS ON INVESTMENT).

EXAMPLE 3: INDEX RETURN IS 20% AND THE CLOSING LEVEL OF THE INDEX HAS DECLINED BELOW THE LOSS OF PROTECTION LEVEL FOR TWO CONSECUTIVE DAYS DURING THE TERM OF THE NOTES, THE CASH PAYMENT AT MATURITY PER $10.00 NOTE WILL BE EQUAL TO:

  $10 + ($10 x Participation Rate x Index Return)
= $10.00 + ($10 x 120% x 20%)
= $12.40

INVESTOR RECEIVES $12.40 AT MATURITY FOR EACH NOTE (A 24% TOTAL RETURN ON INVESTMENT).

EXAMPLE 4: INDEX RETURN IS -20% AND THE CLOSING LEVEL OF THE INDEX HAS NOT DECLINED BELOW THE LOSS OF PROTECTION LEVEL FOR TWO CONSECUTIVE DAYS DURING THE TERM OF THE NOTES, THE CASH PAYMENT AT MATURITY PER $10.00 NOTE WILL BE EQUAL TO THE GREATER OF:

  $10 + ($10 x Participation Rate x Index Return)
= $10.00 + ($10 x 1 x -20%)
= $8.00
and
  Principal Amount
= $10

INVESTOR RECEIVES $10.00 AT MATURITY FOR EACH NOTE (A 0% TOTAL RETURN ON INVESTMENT).

This offering summary represents a summary of the terms and conditions of the Notes. We encourage you to read the preliminary prospectus supplement and accompanying prospectus related to this offering dated September 1, 2006.

*EXPECTED

                                                  Issuer Free Writing Prospectus
                                                  Filed pursuant to Rule 433
                                                  Registration Number 333-132747
                                                  Dated September 1, 2006

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INDEX DESCRIPTION
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ROGERS INTERNATIONAL COMMODITY INDEX(R) EXCESS RETURN(SM)

The Rogers International Commodity Index(R) Excess Return is composed of 35 futures contracts on physical commodities traded on ten exchanges in five countries. The index is rebalanced monthly. The commodities represented in the Index include agricultural, energy and metal products.

   [THE FOLLOWING DATA POINTS REPRESENT A PIE CHART IN THE PRINTED DOCUMENT.]

                              Energy         44%
                              Agriculture  34.9%
                              Metals         21%

PLEASE REFER TO PAGE S-16 OF THE ATTACHED PRELIMINARY PROSPECTUS FOR DETAILED WEIGHTINGS.

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HISTORICAL PERFORMANCE
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The graph below illustrates the performance of the Index from 1/29/99 to 8/31/06
- BLOOMBERG


                               [GRAPHIC OMITTED]


HISTORICAL PERFORMANCE IS NOT INDICATIVE OF FUTURE PERFORMANCE

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INVESTOR SUITABILITY AND KEY RISKS
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THE NOTES MAY BE SUITABLE FOR YOU IF:

o You seek an investment that is exposed to the full upside performance of the Index and you are willing to make an investment that is exposed to the full downside performance risk of the Index.

o    You believe that the Index will appreciate over the term of the Notes.

o    You are willing to hold the Notes to maturity.

o    You do not seek current income from your investment.

o You are willing to accept the risk of fluctuations in commodities prices in general and exchange-traded futures contracts on physical commodities traded on various international exchanges in particular.

o You are willing to invest in the Notes based on the range indicated for the Participation Rate (to be determined on the trade date).

THE NOTES MAY NOT BE SUITABLE FOR YOU IF:

o You are unwilling to make an investment that is exposed to the full downside performance risk of the Index.

o You believe that the Index is unlikely to appreciate over the term of the Notes.

o    You are unable or unwilling to hold the Notes to maturity.

o    You seek current income from your investment.

o    You seek an investment for which there will be an active secondary market.

o You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

o You will create an over-concentrated position in the commodities sectors of your portfolio by owning the Notes.

o You are not willing to be exposed to fluctuations in commodities prices in general and exchange traded futures contracts on physical commodities in particular.

o    You seek an investment that is 100% principal protected.

KEY RISKS:

o You may lose some or all of your principal--the Notes are fully exposed to any decline in the level of the index

o Your principal will be protected only if the Index never declines below the Loss of Protection Level for two consecutive days during the term of the Notes and the Notes are held to maturity

o Market risk--the return on the Notes is linked to the performance of the index and may be positive or negative

o No direct exposure to fluctuations in foreign exchange rates--the value of the Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies comprising the underlying index basket

o Potential over-concentration in particular commodity sectors--The commodities underlying the futures contracts included in the index are concentrated in a limited number of sector, particularly energy and agriculture

o No interest payments--You will not receive any periodic interest payments on the Notes

o No listing--The Notes will not be listed, and there will not be an active secondary trading market

INVESTORS ARE URGED TO REVIEW "RISK FACTORS" IN THE PRELIMINARY PROSPECTUS SUPPLEMENT RELATING TO THIS OFFERING FOR A MORE DETAILED DESCRIPTION OF THE RISKS RELATED TO AN INVESTMENT IN THE NOTES.

THE RETURNS ON UBS STRUCTURED NOTES ARE LINKED TO THE PERFORMANCE OF THE RELEVANT UNDERLYING ASSET OR INDEX. INVESTING IN A STRUCTURED NOTE IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE UNDERLYING ASSET OR INDEX. BEFORE INVESTING, INVESTORS SHOULD CAREFULLY READ THE DETAILED EXPLANATION OF RISKS, TOGETHER WITH OTHER INFORMATION IN THE RELEVANT OFFERING MATERIALS DISCUSSED BELOW, INCLUDING BUT NOT LIMITED TO INFORMATION CONCERNING THE TAX TREATMENT OF THE INVESTMENT. UBS AG HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS UBS AG HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT UBS AG AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, YOU CAN REQUEST THE PROSPECTUS BY CALLING TOLL-FREE AT 1-800-657-9836